SUB-ADVISORY AGREEMENT


     THIS AGREEMENT is made this        day of __________, 1999 by and
between LEXINGTON MANAGEMENT CORPORATION, a Delaware corporation (the "Adviser"), and Stratos Advisors, Inc., a New York corporation (the "Sub-Adviser"), with respect to the following recital of fact:

                        R E C I T A L

     WHEREAS, Lexington Global Technology Fund, Inc. (the "Fund") is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations promulgated thereunder; and
     WHEREAS, the Adviser is registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment advisor; and
     WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment advisor; and
     WHEREAS, the Fund is authorized to issue shares of common stock $1.00 par value; and
     WHEREAS, the Fund and the Adviser have entered into an agreement dated __________, 19__ to provide for management services for the Fund on the terms and conditions set forth therein (the "Investment Advisory Agreement"); and
     WHEREAS, the Sub-Adviser proposes to render investment management services to the Adviser in connection with the Adviser's responsibilities to the Fund on the terms and conditions hereinafter set forth.
     NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
     1. Duties. The Sub-Adviser shall furnish the Fund with investment research and advice consistent with the investment policies set forth in the Prospectus and Statement of Additional Information of the Fund, subject at all times to the policies and control of the Fund's Board of Directors
and the supervision of the Adviser.   The Sub-Adviser shall give the Fund
the benefit of its best judgment, efforts and facilities in rendering its
services as Sub-Adviser.    In carrying out this obligation, the Sub-Adviser
shall:
     (a) determine which issuers and securities shall be represented in the Fund's portfolio and regularly report thereon to the Fund's Board of Directors and the Adviser;
     (b) formulate and implement continuing programs for the purchase and sale of the securities of such issuers and regularly report thereon to the Fund's Board of Directors and the Adviser;
     (c) continuously review the Fund's security holdings and the investment program and the investment policies of the Fund; and
     (d) take, on behalf of the Fund, all actions which appear necessary to carry into effect such purchase and sale programs, including the placement of orders for the purchase and sale of securities for the Fund.
     2.   Broker-Dealer Relationships.
          a. Portfolio Trades. The Adviser and Sub-Adviser at their own expense, shall place all orders for the purchase and sale of portfolio securities for the Fund with brokers or dealers selected by the Adviser, and Sub Adviser which may include brokers or dealers affiliated with the Adviser or Sub-Adviser. The Adviser and Sub-Adviser shall use their best efforts to seek to execute portfolio transactions at prices that are advantageous to the Fund and at commission rates that are reasonable in relation to the benefits received.
          b. Selection of Broker-Dealers. In selecting broker-dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) to the Fund and/or the other accounts which the Adviser, Sub-Adviser or its affiliates exercise investment discretion. The Adviser and Sub-Adviser are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits received.
3. Control by Board of Directors. Any investment program undertaken by the Sub-Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser on behalf of the Fund pursuant thereto, shall at all times be subject to any directives of the Board of Directors of the Fund.
     4. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Sub-Adviser shall at all times conform to:
     (a)  all applicable provisions of the 1940 Act; and
     (b) the provisions of the Registration Statement of the Fund under the Securities Act of 1933 and the 1940 Act; and
     (c) the provisions of the Fund's Agreement and Articles of Incorporation and
     (d)  the provisions of the By-Laws of the Fund; and
     (e)  any other applicable provisions of state and federal law.
     5. Expenses. The expenses connected with the Fund shall be borne by the Sub-Adviser as follows:
     (a) The Sub-Adviser shall pay the salaries and payroll expenses of persons serving as officers or Directors of the Fund who are also employees of the Sub-Adviser or any of its affiliates.
     6. Delegation of Responsibilities. Upon request of the Adviser and with the approval of the Fund's Board of Directors the Sub-Adviser may perform services on behalf of the Fund which are not required by this Agreement. Such services will be performed on behalf of the Fund and the Sub-Adviser's cost in rendering such services may be billed monthly to the Adviser, subject to examination by the Adviser's independent accountants. Payment or assumption by the Sub-Adviser of any Fund expense that the Sub-Adviser is not required to pay or assume under this Agreement shall not relieve the Adviser or the Sub-Adviser of any of their obligations to the Fund or obligate the Sub-Adviser to pay or assume any similar Fund expense on any subsequent occasions.
     7. Compensation. For the services to be rendered and the facilities furnished hereunder, the Adviser shall pay the Sub-Adviser monthly compensation equal to an annual rate of 35% of the management fee paid by the Fund, net of reimbursement and net of No Transaction Fee (NTF) program fees not borne by the Fund. Compensation under this Agreement shall be paid monthly. If this Agreement becomes effective subsequent to the first day of the month or shall terminate before the last day of the month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation for the preceding month and shall be made as promptly as possible after the end of each month.
     8. Expense Limitation. If, for any fiscal year, the total of all ordinary business expenses of the Fund, including all investment advisory fees but excluding brokerage commissions and fees, taxes, interest and extraordinary expenses such as litigation, would exceed the most restrictive expense limits imposed by any statute or regulatory authority of any jurisdiction in which the Fund's securities are offered as determined in the manner described above as of the close of business on each business day during such fiscal year, the aggregate of all such investment management fees shall be reduced by the amount of such excess.
The amount of any such reduction to be borne by the Sub-Adviser shall be deducted from the monthly investment advisory fee otherwise payable to the Sub-Adviser during such fiscal year; and if such amount should exceed such monthly fee, the Sub-Adviser agrees to repay to the Adviser such amount of its investment advisory fee previously received with respect to such fiscal year as may be required to make up the deficiency no later than the last day of the first month of the next succeeding fiscal year. The Sub-Adviser will not be required to reimburse the Fund for any ordinary business expenses which exceed the amount of its Sub-Advisory fee for said fiscal year. For purposes of this paragraph, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.
     9. Term. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect, subject to Section 11 hereof for two years from the date hereof.
     10. Renewal. Following the expiration of its initial two year term, this Agreement shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually.
     (a) (I) by the Fund's Board of Directors or (ii) by the vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and
     (b) by the affirmative vote of a majority of the Directors who are not parties of this Agreement or interested persons of a party to the Agreement (other than as a Director of the Fund), by votes cast in person at a meeting specifically called for such purposes.
     11. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Fund's Board of Directors or by vote of a majority of the Fund's outstanding voting securities or by the Sub-Adviser on sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for the purposes having the meaning defined in Section 2(a)(42) of the Investment Company Act of 1940.
     12. Liability of the Sub-Adviser. In the absence of willful misfeasance, bad faith, gross negligence on the part of the Sub-Adviser or its officers, directors or employees, or reckless disregard by the Sub-Adviser of its duties under this Agreement, the Sub-Adviser shall not be liable to the Adviser, the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, provided the Sub-Adviser has acted in good faith.
     13. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Adviser shall be Park 80 West, Plaza Two, Saddle Brook, New Jersey
07663, and that of the Sub-Adviser for this purpose shall be 20 Exchange Place, 52nd Floor, New York, NY 10005.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.


                              LEXINGTON MANAGEMENT CORPORATION


Attest:                            By

                                   Executive Vice President


                              STRATOS ADVISORS, INC.


Attest:                            By

                                           President